Exhibit 10.2

UNIFI, INC.

DIRECTOR COMPENSATION POLICY

Each director, who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”), which are inclusive of Section 303A.02 of the New York Stock Exchange Listed Company Manual, will be eligible to receive the following compensation for service on the Board:

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$100,000 annual retainer, where up to fifty percent (50%) of such amount is payable (at the director’s election) in cash and the remainder of such amount is an equity grant payable in restricted stock units;

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$15,000 annual retainer for the Lead Independent Director, payable (at the director’s election) in cash or restricted stock units;

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$15,000 annual retainer for the chair of the Audit Committee, payable (at the director’s election) in cash or restricted stock units;

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$10,000 annual retainer for the chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at the director’s election) in cash or restricted stock units; and

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reimbursement of reasonable expenses incurred for attending Board and committee meetings.

Each director will submit his or her election that the retainer be paid in cash and/or restricted stock units prior to the stock award determination date.

A director will be paid the cash portion of his or her retainer quarterly in arrears following the annual shareholder meeting. The number of restricted stock units granted to a director will be determined based on the percentage of retainer elected by the director divided by the closing stock price of the Company’s common stock on the date of grant. The restricted stock units will be subject to the terms of the award agreement, the applicable equity compensation plan in effect, and will vest quarterly in arrears following the annual shareholder meeting, subject to continued service on the Board.

Any independent director who is initially appointed or elected to the Board other than at the annual meeting of shareholders will receive his or her annual cash and/or stock retainer calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual shareholder meeting.

Directors who are not determined to be “independent” as defined above will receive no compensation for serving as directors.

Adopted by the Board, effective as of October 23, 2025.